SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 21, 2016 (October 18, 2016)

Neuralstem, Inc.

(Exact name of registrant as specified in Charter)

Delaware	001-33672	52-2007292
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

20271 Goldenrod Lane, 2 nd Floor, Germantown, Maryland 20876

(Address of Principal Executive Offices)

(301) 366-4960

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01               Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 18, 2016, Neuralstem, Inc. (the “Company”) received notice from the Listing Qualifications Staff (the “Staff”) of The NASDAQ Stock Market LLC (“Nasdaq”) indicating that the Staff has determined to delist the Company’s securities from The Nasdaq Capital Market due to the Company’s continued non-compliance with the $1.00 bid price requirement unless the Company timely requests a hearing before the Nasdaq Hearings Panel (the “Panel”). The Company will timely request such hearing before the Panel within seven days of receiving the notification; such request will stay any delisting action by the Staff. At the hearing, the Company will present its plan to regain compliance with all applicable requirements for continued listing on the NASDAQ. As part of its proactive preparation to provide such a plan, the Company may elect to undertake a reverse stock split to regain compliance with the minimum bid requirement. As previously disclosed, the Company’s shareholders approved up to a 1 for 15 reverse stock split at the Company’s August 29, 2016 special meeting of its shareholders.

The Company is diligently working on the plan it will present at the hearing; however, there can be no assurance that the Panel will determine to continue listing the Company’s common stock on Nasdaq or that the Company will be able to evidence compliance with the applicable listing criteria within the period of time that may be granted by the Panel.

As previously disclosed in the Company’s Current Report on Form 8-K filed on April 22, 2016, the Staff notified the Company on April 20, 2016, that, based upon the closing bid price of the Company’s common stock for the 30 prior consecutive business days, the Company no longer satisfied the minimum $1.00 closing bid price requirement, as set forth in Nasdaq Listing Rule 5550(a)(2), and had been provided a 180-calendar day grace period to regain compliance with that requirement, through October 17, 2016. The Company did not evidence compliance with the minimum bid price requirement by that date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 21, 2016	Neuralstem, Inc.

/s/ Richard Daly
By: Richard Daly
Chief Executive Officer